EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-157860, No. 333-157859, 333-157858, and No. 333-157857) and Form S-8 (No. 333-150958) of Lexington Realty Trust and subsidiaries of our report dated February 19, 2010, relating to the financial statements of Lex-Win Concord LLC, which includes an explanatory paragraph relating to Lex-Win Concord LLC's ability to continue as a going concern as described in Note 2 to the consolidated financial statements which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 28, 2011